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                                                                    EXHIBIT 12.1


COMPASS AEROSPACE
EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and one third of operating rental expense, which management believes is representative of the interest component of rent expenses.

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

                                                                                                               BRITTAIN
                                                                                                               MACHINE,
                                                                     COMPASS AEROSPACE                         INC.(1)
                                                                                                             NINE MONTHS
                                                                                                36 DAYS      AND 21 DAYS
                                                           YEAR ENDED DECEMBER 31             DECEMBER 31,      ENDED
                                                      2000           1998           1999          1997      APRIL 21, 1998
                                                      ----           ----           ----          ----      --------------
FIXED CHARGES
   Interest (income) expense, net                   22,172            8,493       21,526            166            385
   Interest portion of Net Rental Expense              549              416          557             53             17
                                                ---------------------------------------------------------------------------
   Fixed Charges before Capitalized Interest        22,721            8,909       22,083            219            402
   Capitalized Interest                                  0                0            0              0              0
                                                ---------------------------------------------------------------------------
   Total Fixed Charges                              22,721            8,909       22,083            219            402
                                                ===========================================================================
EARNINGS
   Income (loss) before taxes                      (18,014)           2,347      (10,242)           117          7,879
   Fixed Charges before Capitalized Interest        22,721            8,909       22,083            219            402
                                                ---------------------------------------------------------------------------
   Total Adjusted Earnings                           4,707           11,256       11,841            336          8,281
                                                ===========================================================================
   Ratio of earnings to fixed charges                  0.2              1.3          0.5            1.5           20.6
                                                ===========================================================================
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(1) Brittain Machine, Inc. is included as the predecessor of Compass Aerospace
    Corporation.